Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,797.26	0.0001381	$ 0.25
Fees Previously Paid
	Total Transaction Valuation:	$ 1,797.26
	Total Fees Due for Filing:			$ 0.25
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.25
Offering Note
[1]	a) Calculated solely for the purpose of determining the filing fee for this transaction in accordance with Rule 0-11(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this amount is assumed based on the product of (i) $0.02, the cash payment for each share of common stock, $0.001 par value per share ("Common Stock"), of Ridgefield Acquisition Corp. in lieu of the issuance of fractional shares to holders of record of less than 10,000 shares of Common Stock (which is the maximum divisor within the range of potential split ratios for the proposed reverse stock split) after the proposed reverse stock split described in this Schedule 13E-3, and (ii) 89,863, the estimated number of shares of Common Stock subject to the transaction described in this Schedule 13E-3. b) The filing fee was calculated in accordance with Rule 0-11(b) under the Exchange Act by multiplying the assumed Transaction Valuation by the Fee Rate.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A